UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NEXXUS LIGHTING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXXUS LIGHTING, INC.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

April [13], 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nexxus Lighting, Inc. The Annual Meeting will be held at the Hilton Charlotte University Place, 8629 JM Keynes Drive, Charlotte, North Carolina 28262, on Tuesday, the 24th day of May, 2011, at 9:30 a.m. Eastern Time, and thereafter as it may from time to time be adjourned.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you may do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael A. Bauer

President and Chief Executive Officer

NEXXUS LIGHTING, INC.

NOTICE OF

2011 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Date:	May 24, 2011
Time:	9:30 a.m.
Place:	Hilton Charlotte University Place 8629 JM Keynes Drive Charlotte, North Carolina 28262

Dear Stockholders:

At our Annual Meeting, we will ask you to:

•	Elect six directors to the Board of Directors;

•	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000;

•	Ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending December 31, 2011; and

•	Transact any other business that may properly be presented at the Annual Meeting.

RECORD DATE

If you were a stockholder of record at the close of business on April 4, 2011, you are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available during business hours for ten (10) days prior to the Annual Meeting at our offices at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262, for examination by any stockholder for any purpose germane to the meeting.

PROOF OF OWNERSHIP

Attendance at the Annual Meeting will be limited to stockholders of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you must present proof of your ownership of Nexxus Lighting shares at the Annual Meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Nexxus Lighting shares.

By order of the Board of Directors,

Michael A. Bauer President and Chief Executive Officer

April [13], 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2011:

The Proxy Statement and Nexxus Lighting’s 2010 Annual Report on Form 10-K to stockholders are also available on Nexxus Lighting’s website at www.nexxuslighting.com/investor_relations/.

PROXY STATEMENT FOR THE

NEXXUS LIGHTING, INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

Information About The Annual Meeting and Voting

Why Did You Send Me this Proxy Statement?

The Board of Directors of Nexxus Lighting, Inc. sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, and the enclosed proxy card on or about April [13], 2011 to all stockholders entitled to vote. Stockholders who owned Nexxus Lighting common stock at the close of business on April 4, 2011 are entitled to vote. Effective April 4, 2011, there were [•] shares of common stock outstanding. Common stock is our only outstanding class of voting stock. In this Proxy Statement, unless the context otherwise requires, “Nexxus Lighting,” “Nexxus,” “we,” “our,” “us,” the “Company” and similar expressions refer to Nexxus Lighting, Inc., a Delaware corporation. Effective April 11, 2007, we changed our name from “Super Vision International, Inc.” to “Nexxus Lighting, Inc.”

We are also sending along with this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which includes our Financial Statements. The Annual Report on Form 10-K is not to be regarded as proxy solicitation material.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote for each matter to be acted upon at the Annual Meeting. The proxy card enclosed herewith indicates the number of Nexxus Lighting shares of common stock that you own.

How Do I Vote by Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors, as follows:

•	“FOR” the election of all six nominees for director;

•	“FOR” amending our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000; and

•	“FOR” ratifying the appointment of McGladrey & Pullen, LLP as our independent auditors for fiscal year 2011.

If any other matter is properly presented at the Annual Meeting, your proxy will vote in accordance with the proxy’s best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date;

•	You may notify Nexxus Lighting’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 4, 2011, the record date for voting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Six Directors	The six nominees for director who receive the most votes (a “plurality”) will be elected. So, if you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote (i.e., when a broker does not have authority to vote on a specific issue) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Proposal 2: Amendment to Certificate of Incorporation	The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000.

Proposal 3: Ratify Appointment of Auditors	The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to ratify the appointment of the independent auditors.

Quorum; The Effect of Broker Non-Votes and Abstentions

A majority of the votes of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on the proposal to ratify the appointment of our independent auditors, but not in Certificate of Incorporation.

Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (i) abstain from voting on a particular matter, or (ii) are broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast in person or by proxy on a matter.

Is Voting Confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by Nexxus Lighting. That information is available for examination only by the inspectors of election who are employees appointed to tabulate the votes. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What Are the Costs of Soliciting the Proxies?

Nexxus Lighting pays the cost of preparing, assembling and mailing this proxy soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, electronically or by facsimile by Nexxus Lighting officers and employees without additional compensation. Nexxus Lighting pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Information About Nexxus Lighting, Inc. Common Stock Ownership

How Much Stock is Owned By Directors, Executive Officers and At Least 5% Stockholders?

The following table shows, as of April 4, 2011, (a) all persons we know to be “beneficial owners” of more than five percent of the outstanding common stock of Nexxus Lighting, and (b) the common stock owned beneficially by Nexxus Lighting directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

Except as otherwise set forth below, the address of each of the persons listed below is Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

	Shares Beneficially Owned(1)
Name of beneficial owner	Number of Shares	Percent Ownership
5% Stockholders:
Paul J. Solit(2)	1,000,338	6.1%
Bicknell Family Holding Company, LLC, Bicknell Family Management Company, LLC, Bicknell Family Management Company Trust, Martin C. Bicknell, Mariner Wealth Advisors LLC, XXL Investments, LLC, and Mariner Capital Ventures, LLC(3)	1,622,926	9.9%
Austin W. Marxe and David M. Greenhouse(4)	1,989,600	12.2%
SAM Sustainable Asset Management AG(5)	1,300,000	7.9%

Directors and Named Executive Officers:
Michael J. Brown(6)	810,651	4.9%
Patrick Doherty(7)	1,622,926	9.9%
Edgar Protiva(8)	62,498	*
Chris Richardson(9)	21,000	*
William Yager(9)	25,000	*
Michael Bauer(10)	194,100	1.2%
Gary Langford(11)	12,486	*
All executive officers and directors as a group (7 persons)(12)	2,748,661	16.4%

*	Represents a percentage of beneficial ownership that is less than 1%.
(1)

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the Securities and Exchange Commission regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after April 4, 2011, including any shares that could be purchased by the exercise of options or warrants or upon conversion of convertible promissory notes at or within 60 days after April 4, 2011. Each stockholder’s percentage ownership before this offering is based on [—] shares of our common stock outstanding as of April 4, 2011 plus the number of shares of our common stock that may be acquired by such stockholder upon exercise of options or warrants or upon conversion of convertible promissory notes that are exercisable at or within 60 days after April 4, 2011.

(2)

Based on information obtained from a Schedule 13G jointly filed with the Securities and Exchange Commission on March 2, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit, Mr. Solit owns 1,000,338 shares of common stock consisting of 708,409 shares of common stock and warrants to purchase 291,929 shares of common stock. The address of Mr. Solit is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(3)

Includes (i) 515,694 shares of common stock, (ii) 1,597,070 shares of common stock that may be acquired upon the exercise of warrants, and (ii) 309,568 shares of common stock that may be acquired upon the conversion of convertible promissory notes. As reported in a Schedule 13G/A jointly filed with the Securities and Exchange Commission on February 17, 2010 (the “Bicknell 13G”) by the Bicknell Family Holding Company, LLC, the Bicknell Family Management Company, LLC, the Bicknell Family Management Company Trust, Mariner Wealth Advisors, LLC, Martin C. Bicknell, XXL Investments, LLC and Mariner Capital Ventures, LLC (each, a “Bicknell Reporter” and together, the “Bicknell Reporters”), the Bicknell Reporters are acting as a group pursuant to Securities and Exchange Commission Rule 13d-5(b)(1). The warrants and the convertible promissory notes contain a blocker provision under which the holder does not have the right to exercise the warrants or convert the promissory notes to the extent that such exercise or conversion would result in beneficial ownership by the holder of more than 9.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of the warrants and the conversion of the promissory notes, each Bicknell Reporter is deemed a beneficial owner with shared voting and dispositive power over 1,622,926 shares or 9.99% of the outstanding shares of common stock on April 4, 2011. The address of the Bicknell Reporters is c/o Mariner Wealth Advisors, LLC, 4200 W. 115th Street, Suite 100, Leawood, Kansas 66211.

(4)

Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February, 11, 2011 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), Marxe and Greenhouse share sole voting and investment power over 331,600 shares of common stock owned by Special Situations Cayman Fund, L.P., 331,600 shares of common stock owned by Special Situations Private Equity Fund, L.P., 185,696 shares of common stock owned by Special Situations Technology Fund, L.P., and 1,140,704 shares of common stock owned by Special Situations Technology Fund II, L.P. The address for Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(5)

Based on information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 by SAM Sustainable Asset Management AG, SAM Sustainable Asset Management AG is the beneficial owner of 1,300,000 shares of common stock in its capacity as an investment adviser and has sole power to vote and to dispose of the 1,300,000 shares. The address of SAM Sustainable Asset Management AG is Josefstrasse 218, 8005 Zurich Switzerland.

(6)

This amount includes: (i) 269,058 shares of common stock; (ii) 691,313 shares of common stock that may be acquired upon the exercise of warrants; (iii) 140,713 shares of common stock that may be acquired upon the conversion of a convertible promissory note; and (iv) 23,000 shares of common stock that may be acquired upon the exercise of options granted for serving as a director of Nexxus. The warrants and the convertible promissory note contain a blocker provision under which the holder does not have the right to exercise the warrants or convert the promissory note to the extent that such exercise or conversion would result in beneficial ownership by the holder of more than 4.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of the warrants and the conversion of the convertible promissory note, Mr. Brown is deemed a beneficial owner over 810,651 shares or 4.99% of the outstanding shares of common stock on April 4, 2011.

(7)

Includes (i) 515,694 shares of common stock, (ii) 1,597,070 shares of common stock that may be acquired upon the exercise of warrants, and (iii) 309,568 shares of common stock that may be acquired upon the conversion of convertible promissory notes which are beneficially owned by the Bicknell Reporters. As reported in the Bicknell 13G, the Bicknell Reporters are acting as a group pursuant to Securities and Exchange Commission Rule 13d-5(b)(1). The warrants and the convertible promissory notes contain a blocker provision under which the holder does not have the right to exercise the warrants or convert the promissory notes to the extent that such exercise or conversion would result in beneficial ownership by the holder of more than 9.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of the warrants and the conversion of the promissory notes, each Bicknell Reporter is deemed a beneficial owner with shared voting and dispositive power over 1,622,926 shares or 9.99% of the outstanding shares of common stock on April 4, 2011. Mr. Doherty is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the shares of common stock, warrants and convertible promissory notes. Mr. Doherty also owns 21,000 shares of common stock that may be acquired upon the exercise of options granted for serving as a director of Nexxus.

(8)	This amount includes 1,498 shares of common stock. The balance of 61,000 shares of common stock may be acquired upon the exercise of options granted for serving as a director of Nexxus.
(9)	All of these shares consist of common stock that may be acquired upon the exercise of options granted for serving as a director of Nexxus.
(10)

This amount includes (i) 6,900 shares of common stock, (ii) 179,800 shares of common stock that may be acquired upon the exercise of options, and (iii) 7,400 shares of common stock held by Mr. Bauer’s spouse.

(11)	This amount includes (i) 1,000 shares of common stock, and (ii) 11,486 shares of common stock that may be acquired upon the exercise of options.
(12)	This amount includes shares that may be acquired upon the exercise of options and warrants held by directors and executive officers.

Information about Directors and Executive Officers

Our Board of Directors

Our Board of Directors oversees the business and affairs of Nexxus Lighting and monitors the performance of management. The directors keep themselves informed through discussions with our President and Chief Financial Officer, other key employees and our principal external advisors (legal counsel, independent auditors and other consultants), by reading reports and other materials that we send to them and by participating in Board and committee meetings. The Board has determined that all directors, other than Mr. Bauer, are independent under NASDAQ Rule 5605(a)(2) based on information known to the Company and on the annual questionnaire executed by each director.

The Board met twelve times during fiscal year 2010. During 2010, our independent directors held several informal discussions where only independent directors were present. All Board members are expected to attend the 2011 Annual Meeting of Stockholders, subject to special circumstances. The following Board members attended the Annual Meeting of Stockholders held in May 2010: Edgar Protiva, Michael Bauer, Michael Brown, Patrick Doherty, Chris Richardson and William Yager.

Board Leadership Structure and Role in Risk Oversight

Through March 2009, our Board of Directors was led by our Chairman and founder, Brett M. Kingstone. Mr. Kingstone had served as our Chairman and Chief Executive Officer since our inception in 1991 through January 2006, at which time he stepped down as an officer and remained as our Chairman. In March 2009, Mr. Kingstone resigned from the Board and no new Chairman has yet been appointed. We determined that our Board leadership structure was appropriate for our Company based on factors such as the experience of our Board members, the current business environment and other relevant factors. Since March 2009, our Chief Executive Officer, Mr. Bauer, has been performing many of the functions that a chairman would typically perform. During this transition period, the Board has concluded that this arrangement best suited the Company’s needs due to Mr. Bauer’s familiarity with our Board and committee processes given his membership with the Board since January 2006, and his proven leadership and experience in our Company’s governance matters.

The full Board exercises risk oversight at Nexxus. Committees are designated to take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements and the Compensation Committee is primarily responsible for risk oversight relating to executive compensation. Committees report to the Board on risk management matters.

Management presents to the full Board its view of the significant risks facing Nexxus in Board discussions throughout the year. Matters such as risk appetite and management of risk are also discussed. Risk is explicitly addressed in a wide range of Board discussions, including those relating to business unit activities, specific corporate functions and consideration of extraordinary transactions. As part of these discussions, our directors ask questions, offer insights, and challenge management to continually improve its risk assessment and management. The Board has full access to management, as well as the ability to engage advisors, in order to assist it in its risk oversight role.

The Committees of the Board

Our Board has three standing committees to assist it with its responsibilities as described below. We do not have a standing Nominating Committee; instead, our Board of Directors, as a whole, was responsible for selecting nominees for election as directors and electing executive officers. Director nominees are recommended for the Board’s selection by a majority of our independent directors. The Company believes that obtaining input from all directors in connection with Board nominations enhances the nominating process.

The Audit Committee	The Audit Committee reviews and approves the audit reports rendered by the Company’s independent auditors and reviews the effectiveness of Nexxus Lighting’s internal accounting controls and procedures. The Audit Committee reports to the Board of Directors about such matters and recommends the selection of independent auditors. During fiscal year 2010, Messrs. Protiva, Richardson and Yager served on the Audit Committee. Mr. Yager serves as Chairman of the Audit Committee. The Audit Committee met six times during fiscal year 2010. All of the members of the Audit Committee are “independent” (as defined by NASDAQ Rule 5605(a)(2)). The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A. Our Board of Directors has determined that Mr. Yager is the member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission (“SEC”) rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the NASDAQ listing standards. For a brief listing of Mr. Yager’s relevant experience, see “Proposal 1: Elect Six Directors” below. For a report on certain Audit Committee actions during 2010, see the “Audit Committee Report” below.

The Compensation Committee	The Compensation Committee reviews and recommends compensation plans for the top five highest paid employees, reports to the Board of Directors about such matters and recommends the incentive plans for these employees. The Compensation Committee also administers our 2003 Stock Incentive Plan. The Compensation Committee does not have a written charter. During fiscal year 2010, Messrs. McCann, Brown, Protiva and Yager served on the Compensation Committee. Mr. McCann resigned from the Compensation Committee in January 2010 and retired from the Board in March 2010. In January 2010, the Board elected Messrs. Brown, Protiva and Yager to serve on the Compensation Committee and appointed Mr. Brown as Chairman. The Compensation Committee met two times during fiscal year 2010.

The Strategic Initiatives Committee	The Strategic Initiatives Committee works with the Board of Directors and the Company’s Chief Executive Officer and Chief Financial Officer to evaluate and support potential strategic initiatives, including without limitation, acquisitions, litigation, and technology licensing activities. During fiscal year 2010, Messrs. Bauer, Brown and Doherty served on the Strategic Initiatives Committee. The Strategic Initiatives Committee met seven times during fiscal year 2010.

Director Nominating Process

The Company does not have a formal policy concerning stockholder recommendations for nominees to the Board of Directors. The need for such a policy has not arisen since, to date, the Company has not received any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the Board’s slate of nominees in the Company’s proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.

The Company will consider director candidates recommended by stockholders. Any stockholder desiring to make such a recommendation should send the recommendation, in writing, to the Corporate Secretary at the address of the Company set forth on the attached Notice of 2011 Annual Meeting, no later than the date by which stockholder proposals for action must be submitted. For the date of such submission, see “Information about Stockholder Proposals” below. In order to recommend a candidate for consideration by the Board, a stockholder must provide the Board with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of Nexxus Lighting and information relevant to the considerations described below. The submission should be accompanied by the candidate’s written consent to nomination and to serving as a director, if elected. The Board may require further information.

The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. Although the Company does not have any formal rules or policies regarding minimum qualifications for nominees and has not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the Board, the Board considers a variety of criteria when evaluating potential Board members, as described below, and expects that its candidates be of the highest ethical character, share the values of the Company, be capable of discharging his or her fiduciary duties to the stockholders of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, and possess the relevant expertise and experience necessary to assist the Company with enhancing stockholder value.

The Board of Directors seeks new nominees for election to the Board, when necessary, through a variety of channels, including informal recommendations through business and personal contacts. Current members of the Board of Directors are polled for suggestions. Research also may be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

The Board will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder, or identified through the Board’s own search processes, about whom it is provided appropriate information in a timely manner. The Board of Directors considers nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will seek to identify nominees that possess the characteristics outlined below.

All new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board are evaluated based upon a variety of criteria, including the following:

•	the adequacy of such candidate or Board member’s time available to commit to responsibilities as a member of the Board;

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, or technology;

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the need to satisfy governance and other standards set by the SEC and NASDAQ.

The Board of Directors may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Company currently does not have a charter with regard to the nomination process.

Director Compensation

Meeting Fees and Expenses	Effective with our May 2010 annual meeting of stockholders, we compensate directors who are not employees of Nexxus Lighting with an annual fee of $10,000 for serving on our Board of Directors. For each Board or Committee meeting attended in person or by telephone, non-employee directors receive $500. For attending our annual meeting of stockholders in person, non-employee directors receive $1,000. Prior to our May 2010 annual meeting of stockholders, non-employee directors received an annual fee of $1,000 for serving on our Board of Directors, $500 for each Board or Committee meeting attended in person and $250 for each meeting attended via telephone. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and Committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.

Option Awards	Effective with our May 2010 annual meeting of stockholders, we compensate directors who are not employees of Nexxus with annual grants of options to purchase 15,000 shares of our common stock for serving on our Board of Directors. Prior to our May 2010 annual meeting of stockholders, non-employee directors received annual grants of options to purchase 8,000 shares of our common stock for serving on our Board of Directors. The chairperson of the Audit Committee receives an additional annual grant of options to purchase 4,000 shares of our common stock. Each of the chairpersons of the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 2,000 shares of our common stock. In addition, each non-employee director receives a one-time grant of options to purchase 6,000 shares of our common stock in connection with first becoming a member of the Board. Each option granted to our non-employee directors is granted at an exercise price equal to the market value of the underlying stock at the time of grant and becomes exercisable 50% six months after issuance and the remaining 50% one year after the date of grant, provided the director remains in service on that date. During fiscal year 2010, pursuant to the 2003 Stock Incentive Plan, and in connection with our May 2010 annual meeting of stockholders, we granted options to purchase 15,000 shares of our common stock to Edgar Protiva, options to purchase 15,000 shares of our common stock to Patrick Doherty, options to purchase 17,000 shares of our common stock to Michael Brown, options to purchase 19,000 shares of our common stock to William Yager, options to purchase 15,000 shares of our common stock to Chris Richardson and options to purchase 15,000 shares of our common stock to Brian Scott, all non-employee directors of Nexxus at the time the options were granted. All of the options granted in connection with the 2010 annual stockholders meeting have an exercise price of $2.98 per share and vest 50% six months after issuance and the remaining 50% on May 25, 2011, provided the director remains in service on that date. In connection with first becoming a member of our Board, options to purchase 6,000 shares of our common stock were granted to Patrick Doherty, William Yager and Brian Scott in 2010. The options vest 50% six months after issuance and the remaining 50% one year after the date of grant, provided the director remains in service on that date. The options granted to Messrs. Doherty and Yager have an exercise price of $2.94 per share and the options granted to Mr. Scott have an exercise price of $4.00 per share.

The following table sets forth information regarding the compensation received by each of our non-employee directors during the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)

Edgar Protiva	$16,250	$36,840	—	$53,090
Brian McCann(4)	$ 1,000	—	—	$ 1,000
Chris Richardson	$14,750	$36,840	—	$51,590
Michael Brown	$13,000	$41,752	—	$54,752
Patrick Doherty	$13,500	$51,249	—	$64,749
William Yager	$16,750	$61,073	—	$77,823
Brian Scott(5)	$11,500	$56,491	—	$67,991

(1)

Consists of annual cash retainer fees and fees paid for attending meetings of the Board of Directors and Board Committees paid to non-employee directors for service as members of the Company’s Board of Directors and Board Committees. Does not include the following annual cash retainer fees and fees paid for attending meetings of the Board and Committees that were earned by our non-employee directors during calendar year 2010, but paid in calendar year 2011: Protiva – $3,000, Richardson – $3,000, Brown – $3,000, Doherty – $5,500, Yager – $3,000 and Scott – $3,000. For further information concerning such fees, see the section above entitled “Director Compensation – Meeting Fees and Expenses.”

(2)

Consists of the annual stock options awarded to non-employee directors for service on the Company’s Board of Directors and one-time option grants in connection with first becoming a member of our Board. The amounts shown represent the grant date fair value of the option awards received by the director in 2010, determined in accordance with FASB ASC Topic 718, using the assumptions described under the caption “Stock-based compensation” in Note 1 of the Notes to the Company’s Financial Statements in our 2010 Annual Report on Form 10-K. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(3)

As of December 31, 2010, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Doherty, 21,000 shares; Mr. Protiva, 61,000 shares; Mr. Yager, 25,000 shares; Mr. Richardson, 21,000; and Mr. Brown, 23,000. The options were granted under either the Company’s 1994 Stock Option Plan or the Company’s 2003 Stock Incentive Plan. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(4)	Retired from the Board in March 2010.
(5)	Mr. Scott passed away in December 2010. Options to purchase 10,500 shares granted to Mr. Scott in 2010 expired unvested.

Our Executive Officers

Except for Gary R. Langford, whose biography is provided below, the biographies of Nexxus Lighting’s executive officers and directors are included under “Proposal 1: Elect Six Directors,” below.

Gary R. Langford Chief Financial Officer Age 49	Mr. Langford has served as Chief Financial Officer of Nexxus Lighting since January 5, 2009. Prior to joining the Company, Mr. Langford owned and operated TransAm Development, LLC, a real estate company from 2003 to 2008 and National Golf Cars, Inc., a refurbisher and distributor of used golf carts from 2001 to 2003. He also served as Chief Controller for ePValue.com, Inc., a procurement joint venture between Sun Microsystems and Accenture from 2000 to 2001. Previously, from 1998 to 2000 he served as the Chief Financial Officer of Hartwell Industries, Inc., a manufacturer of apparel, uniforms and sportswear and as Treasurer for Fieldcrest Cannon, Inc., a manufacturer and distributor of home textile products from 1995 to 1997. He also served as Assistant Treasurer of AGCO Corporation, a farm equipment manufacturer, from 1990 to 1995. Mr. Langford began his finance career with Andersen Consulting in 1986. Mr. Langford received his Masters of Business Administration from the University of Chicago and his Bachelor of Arts from Vanderbilt University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-10% stockholders to file reports with the SEC on changes in their beneficial ownership of Nexxus Lighting common stock and to provide Nexxus Lighting with copies of the reports. Based solely on our review of these reports, we believe that all filing requirements applicable to our directors and executive officers were timely met during the fiscal year ended December 31, 2010.

How Do We Compensate Our Executive Officers?

The tables below show salaries and bonuses paid during the last two years and options granted in fiscal year 2010 to our President and Chief Executive Officer and our Chief Financial Officer. No options were exercised in fiscal year 2010 by the executive officers named below. Nexxus Lighting did not have any other executive officers serving at the end of fiscal year 2010 whose total salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total

Michael A. Bauer(3)	2010	$228,000	$—	$128,298	$18,467	$374,765
	2009	$215,000	$15,000	$267,300	$37,577	$534,877

Gary R. Landford(4)	2010	$175,000	$—	$58,199	$14,227	$247,426
	2009	$145,385	$10,125	$189,027	$23,015	$367,552

John Oakley(5)	2009	$10,803	$—	$—	$5,556	$16,359

(1)

The amounts shown represent the grant date fair value of the option awards received by the named executive officer, determined in accordance with FASB ASC Topic 718, using the assumptions described under the caption “Stock-based compensation” in Note 1 of the Notes to the Company’s Financial Statements in our 2010 Annual Report on Form 10-K. Option awards based on performance conditions represent the grant date fair value based on the probable outcome as of the grant date, consistent with FASB ASC Topic 718. The following discloses the maximum value of the awards assuming that the highest level of performance conditions is probable: Mr. Bauer – $213,830 in 2010 and $445,500 in 2009; and Mr. Langford – $101,216 in 2010 and $287,805 in 2009.

(2)

All other compensation for Mr. Bauer consists of (i) for 2010, a monthly allowance of $1,000 for automobile and other related expenses, and unused paid time off, which is paid upon an employee’s departure from the Company, and (ii) for 2009, a monthly allowance of $1,000 for automobile and other related expenses, partial reimbursement for health insurance premiums and unused paid time off, which is paid upon an employee’s departure from the Company. All other compensation for Mr. Langford consists of (i) for 2010, a monthly allowance of $800 for automobile and other related expenses and unused paid time off, which is paid upon an employee’s departure from the Company, and (ii) for 2009, a monthly allowance of $800 for automobile and other related expenses, unused paid time off, which is paid upon an employee’s departure from the Company, and partial reimbursement for health insurance premiums. All other compensation for Mr. Oakley in 2009 consisted of partial reimbursement for health insurance premiums and unused paid time off paid to Mr. Oakley upon his resignation from the Company.

(3)	Mr. Bauer is the President and Chief Executive Officer of the Company.
(4)	Mr. Langford joined the Company as Chief Financial Officer on January 5, 2009.
(5)	Mr. Oakley joined the Company as Chief Financial Officer on June 4, 2007 and resigned in January 2009.

Employment Agreements

Michael A. Bauer

On September 9, 2005 (the “Signing Date”), we entered into an employment and non-competition agreement with Michael A. Bauer, as amended by Amendment to Employment Agreement dated as of January 15, 2007 (the employment and non-competition agreement, as amended, the “Prior Employment Agreement”). The Prior Employment Agreement provided that Mr. Bauer would serve as President and Chief Executive Officer effective January 1, 2006. The Prior Employment Agreement had an initial term expiring on December 31, 2007, and continued for successive one year increments unless terminated by either party. From the Signing Date until December 31, 2005, Mr. Bauer continued in his position as Vice President of Sales and Marketing.

The Prior Employment Agreement provided that Mr. Bauer would receive a base salary of $190,000 per annum (which base salary could be increased based on Mr. Bauer’s annual performance review and would increase no less than 3% per annum during the initial term of the Prior Employment Agreement), performance bonus compensation of up to $190,000 for each of the years ended December 31, 2006 and 2007, and a monthly automobile allowance of $1,000. Mr. Bauer also received a one-time moving allowance of $25,000. The actual performance bonus payment was based upon the achievement by Nexxus of certain financial and performance objectives.

In addition, subject to Mr. Bauer’s continued employment with Nexxus on the applicable grant and vesting dates, we agreed to grant Mr. Bauer certain options to purchase our common stock. Pursuant to the Prior Employment Agreement, Mr. Bauer received an option to purchase 40,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the Signing Date, which fully vested on the Signing Date. In addition, we agreed to grant Mr. Bauer (i) an option to purchase 75,000 shares of our common stock on January 1, 2007 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2007 and 50,000 shares on March 31, 2007, provided that we achieved certain financial milestones set forth in our 2006 Board approved operating plan, and (ii) an option to purchase 75,000 shares of our common stock on January 1, 2008 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2008 and 50,000 shares on March 31, 2008, provided that we achieved certain financial milestones set forth in our 2007 Board approved operating plan. If the financial milestones were not achieved by Nexxus, a percentage of the applicable stock option could vest, based on the portion of the milestone that was achieved.

On January 15, 2007, we entered into an amendment to the Prior Employment Agreement with Mr. Bauer (the “Amendment”). The Amendment reduced our obligation to grant Mr. Bauer stock options based on achieving certain 2006 financial milestones from 75,000 shares to 25,000 shares. The Amendment also modified certain performance goals for earning bonus compensation to, among other things, recognize Mr. Bauer’s leadership and contribution relating to our successful equity financing in 2006. The Amendment did not change Mr. Bauer’s total 2006 compensation as set forth in the Prior Employment Agreement, or the percentage of total compensation payable as a bonus upon achievement of certain financial and performance objectives. Mr. Bauer was paid $11,875 as bonus compensation in the year ended December 31, 2007.

Of the options we agreed to grant Mr. Bauer pursuant to the Prior Employment Agreement, as amended, options to purchase a total of 78,000 shares vested and options to purchase a total of 62,000 shares expired unvested because we did not achieve the specified performance milestones.

On February 11, 2008, we entered into a new employment and non-competition agreement with Mr. Bauer (the “New Employment Agreement”) to provide for Mr. Bauer’s continued service as President and Chief Executive Officer. The New Employment Agreement supersedes the Prior Employment Agreement, which expired on December 31, 2007, and was effective as of January 1, 2008. The New Employment Agreement has an initial term expiring on December 31, 2010, and continues for successive one year increments unless terminated by either party.

The New Employment Agreement provides that Mr. Bauer shall receive a base salary of $215,000 per year (which base salary may be increased based on Mr. Bauer’s annual performance review and shall increase no less than 3% per annum during the initial term of the New Employment Agreement). Commencing upon the first day of the calendar quarter immediately succeeding the first calendar quarter during the term of the New Employment Agreement for which we report net income in our publicly filed financial statements, Mr. Bauer’s base salary will increase to $235,000 per year. Mr. Bauer was eligible to receive performance bonus compensation of up to $105,000 for calendar year 2009 and a monthly automobile allowance of $1,000. The actual performance bonus payments were based upon achievement of certain financial and performance objectives. After calendar year 2009, performance bonus compensation, if any, will be based upon performance criteria to be determined by the Board, or the compensation committee of the Board, after consultation with Mr. Bauer. Mr. Bauer received $15,000 in bonus compensation in the year ended December 31, 2009 and did not receive any bonus compensation in the year ended December 31, 2010.

In addition, subject to Mr. Bauer’s continued employment on applicable dates, pursuant to the New Employment Agreement, Mr. Bauer was entitled to receive the following stock options: (i) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2009 and 50,000 shares on March 31, 2009, provided that we achieved certain financial milestones set forth in our 2008 Board approved operating plan; (ii) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2010 and 50,000 shares on March 31, 2010, provided that we achieved certain financial milestones set forth in our 2009 Board approved operating plan; and (iii) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, provided that we achieved certain financial milestones set forth in our 2010 Board approved operating plan. If the financial milestones are not achieved by Nexxus, a percentage of the applicable stock option may vest, based on the portion of the milestone that was achieved. Pursuant to the New Employment Agreement, (i) options to purchase a total of 19,750 shares vested in January 2009 and options to purchase a total of 55,250 shares expired unvested because we did not achieve the specified performance milestones, (ii) options to purchase a total of 12,050 shares vested in January 2010 and options to purchase a total of 62,950 shares expired unvested because we did not achieve the specified performance milestones and (iii) options to purchase a total of 75,000 shares expired unvested in the first quarter of 2011 because we did not achieve the specified performance milestones.

In the event of termination of Mr. Bauer’s employment by us for any reason other than cause or disability, Mr. Bauer will receive twelve months base salary. The New Employment Agreement also contains confidentiality and non-competition provisions.

Gary R. Langford

Gary R. Langford joined us as our Chief Financial Officer in January 2009. Pursuant to the offer letter from us to Mr. Langford, Mr. Langford receives a base salary of $150,000 per annum, a monthly car allowance of $800 and performance bonus compensation of up to 30% of his base salary. The actual performance bonus may exceed 30% of Mr. Langford’s base salary and is based upon performance criteria to be determined by the Board, or the compensation committee of the Board. Mr. Langford received $10,125 in bonus compensation in calendar year 2009 and did not receive any bonus compensation in calendar year 2010.

In addition, we granted the following stock options to Mr. Langford on the date Mr. Langford commenced employment with the Company: (i) options to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the first anniversary of the date of grant, subject in all instances to Mr. Langford’s continued employment with the Company on the applicable vesting dates; and (ii) options to purchase 30,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant. Subject to Mr. Langford’s continued employment with the Company on the vesting date, the options to purchase 30,000 shares were eligible to vest on March 31, 2010, provided that the Company achieved the specified net profit target for 2009. The options to purchase 30,000 shares expired unvested because the Company did not achieve the specified performance milestone. The offer letter also provides that as part of the Company’s executive management team, Mr. Langford will be eligible for future stock option grants based on performance. We issued additional options to purchase 10,000 shares of the Company’s common stock to Mr. Langford in May 2009. Subject to Mr. Langford’s continued employment with the Company on the vesting date, the options to purchase 10,000 shares were eligible to vest on January 15, 2010, provided that the Company achieved the specified revenue target for 2009. If the financial milestone was not achieved by the Company, a percentage of the option to purchase 10,000 shares was eligible to vest, based on the portion of the milestone that was achieved. With respect to the options to purchase 10,000 shares, options to purchase 4,820 shares vested in January 2010 and options to purchase 5,180 shares expired unvested because we did not achieve the specified performance milestone. In February 2010, we granted Mr. Langford options to purchase 40,000 shares which expired unvested in the first quarter of 2011 because the Company did not achieve the specified performance milestones.

Mr. Langford’s employment with the Company is for an unspecified term. In the event of termination of Mr. Langford’s employment by the Company for any reason other than “cause” (as defined in the offer letter), Mr. Langford shall receive twelve months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provides for the execution by Mr. Langford of confidentiality and non-competition agreements with the Company.

We have also entered into employment and non-competition agreements with certain of our key employees, including Carey Burkett, the president of our wholly-owned subsidiary, Lumificient. We have no other employment agreements with our employees, although all employees sign confidentiality and non-competition agreements. We have entered into indemnification agreements with our directors and executive officers, which provide that we will indemnify such directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company.

John C. Oakley

John C. Oakley joined us as our Chief Financial Officer in June 2007 and resigned in January 2009. Pursuant to the offer letter from us to Mr. Oakley, Mr. Oakley received a base salary of $155,000 per annum and performance bonus compensation of up to 50% of his base salary. The actual performance bonus payment was based upon our achievement of certain financial and performance objectives. Mr. Oakley did not receive any bonus compensation in the year ended December 31, 2009.

In addition, we granted the following stock options to Mr. Oakley: (i) options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the date of grant, subject in all instances to Mr. Oakley’s continued employment with us on the applicable vesting dates; and (ii) options to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The options to purchase 30,000 shares expired unvested because we did not achieve the specified performance milestone for 2008. The offer letter also provided that as part of our executive management team, Mr. Oakley would be eligible for future stock option grants based on performance.

Mr. Oakley’s employment with us was for an unspecified term. In the event of termination of Mr. Oakley’s employment by us for any reason other than cause, Mr. Oakley would have received three months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provided for the execution by Mr. Oakley of confidentiality and non-competition agreements with us. Mr. Oakley did not receive any severance benefits in connection with his resignation.

Option Grants in Fiscal Year 2010

The following table provides information on stock options granted under our 2003 Stock Incentive Plan during fiscal year 2010 to the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date

Michael A. Bauer	75,000	25%	$3.49	01/04/2020

Gary R. Langford	40,000	13%	$3.09	02/17/2020

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth the outstanding equity awards at December 31, 2010 for the named executive officers in the Summary Compensation Table:

Name	Number of Securities Underlying Unexercised Options (#) Excercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Michael A. Bauer	10,000	(1)			$3.86	10/01/2014
	10,000	(2)			$3.86	10/01/2014
	40,000	(3)			$4.30	09/09/2015
	18,250	(4)			$4.30	09/09/2015
	19,750	(5)			$4.30	09/09/2015
	50,000	(6)			$2.20	11/30/2016
	19,750	(7)			$5.81	02/11/2018
	12,050	(8)			$7.34	01/04/2019

Gary R. Langford	3,333	(9)	6,667	(9)	$7.28	01/04/2019
	4,820	(10)			$6.42	05/20/2019

(1)	Options to purchase 5,000 shares vested on October 1, 2004 and 5,000 shares vested on October 1, 2005.
(2)	Fully vested on December 31, 2005.
(3)	Fully vested on September 9, 2005.
(4)	Fully vested on January 15, 2007.
(5)	Fully vested on January 15, 2008.
(6)	Fully vested on December 7, 2006.
(7)	Fully vested on January 15, 2009.
(8)	Fully vested on January 15, 2010.
(9)	Options to purchase 3,333 shares vested on January 5, 2010, options to purchase 3,333 shares vested on January 5, 2011 and the remaining options to purchase 3,334 shares vest on January 5, 2012.
(10)	Fully vested on January 15, 2010.

On December 31, 2010, the last sale price of our common stock reported on the NASDAQ Capital Market was $2.05.

Stock Option Plans

1994 Stock Option Plan

Until September 2003 when, in connection with adopting the 2003 Stock Incentive Plan, the Board of Directors determined that no further options would be granted under our 1994 Stock Option Plan (the “1994 Plan”), Nexxus Lighting’s employees, officers, directors and consultants or advisers were eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 1994 stock option plan (the “1994 Plan”). The 1994 Plan, which expired in January 2004, was administered by the Stock Option Committee of the Board of Directors. There were 450,000 shares of our common stock reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan were to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who were expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the 1994 Plan was consistent with these purposes.

Options granted under the 1994 Plan could be either incentive options or non-qualified options. Incentive options granted under the 1994 Plan are exercisable for a period of up to 10 years from the date of grant. No options could be granted under the plan after January 2004. Options could be granted only to such employees, officers, directors, consultants and advisors as the Committee selected from time to time in its sole discretion, but only employees of Nexxus Lighting were eligible to receive incentive options.

An optionee could be granted more than one option under the 1994 Plan. The Committee determined, in its discretion (subject to the terms of the 1994 Plan), who would be granted options, the time or times at which options would be granted, the number of shares subject to each option, whether the options were incentive options or non-qualified options, and the manner in which options could be exercised. In making such determination, consideration was given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 1994 Plan.

2003 Stock Incentive Plan

Nexxus Lighting’s employees, officers, directors and consultants or advisers are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 2003 stock incentive plan (the “2003 Plan”). The 2003 Plan, which expires in September 2013, is administered by the Compensation Committee of the Board of Directors. There are 1,160,000 shares of our common stock reserved for issuance under the 2003 Plan. The purposes of the 2003 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the 2003 Plan are consistent with these purposes.

Options granted under the 2003 Plan may be either incentive options or non-qualified options. Incentive options granted under the 2003 Plan are exercisable for a period of up to 10 years from the date of grant. No options can be granted under the plan after September 2013. Options may be granted only to such employees, officers, directors, consultants and advisors as the Committee shall select from time to time in its sole discretion, but only employees of Nexxus Lighting shall be eligible to receive incentive options.

An optionee may be granted more than one option under the 2003 Plan. The Committee will, in its discretion, determine (subject to the terms of the 2003 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 2003 Plan.

The 2003 Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2003 Plan, materially increase the benefits under the 2003 Plan, or modify the class of persons eligible to receive options under the 2003 Plan shall be subject to the approval of the stockholders of Nexxus Lighting. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Equity Compensation Plan Information as of December 31, 2010

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders	959,542	$ 4.51	423,618

Equity compensation plans not approved by stockholders	—	—	—
Totals	959,542	$ 4.51	423,618

Arrangements with Officers and Directors

2009 Exchange Offer

On October 29, 2009, we entered into an agreement (the “Exchange Agreement”) with the holders of all of our outstanding Series A preferred stock, including certain of our directors or entities affiliated with them, to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). The Exchange was contingent upon consummation of a “Qualified Public Offering,” as such term is defined in the Exchange Agreement. The shares of Series A preferred stock were originally issued by us in a November 2008 private placement (described below). Holders of the Series A preferred stock were entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock was not redeemed within twelve months after issuance. Pursuant to the Exchange Agreement, the holders of the Series A preferred stock waived receipt of dividend payments on the Series A preferred stock and dividends in excess of 10% per annum until the earlier of the Exchange Date (as such term is defined in the Exchange Agreement), the termination of a Qualified Public Offering, or May 1, 2010. Also on October 29, 2009, we filed a registration statement with the SEC relating to a proposed follow-on offering of our common stock (the “Follow-on Offering”), which was declared effective on December 15, 2009. The Follow-on Offering closed on December 21, 2009.

The Exchange was affected simultaneously with the closing of the Follow-on Offering. Preferred shareholders holding an aggregate of 1,091.15 shares of Series A preferred stock elected to receive an aggregate of 1,731,994 shares of common stock in the Exchange. The number of shares of common stock delivered in the Exchange was determined by dividing approximately $5,456,000 (which represented the stated value of the Series A preferred stock exchanged for common stock) by the greater of (i) $3.15 or (ii) the $3.00 per share public offering price in the Follow-on Offering. The shares of common stock issuable in the Exchange for our Series A preferred stock are freely tradable without restriction or further registration under the federal securities laws, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, whose sales are subject to certain limitations and restrictions.

The preferred shareholders holding the remaining 480 shares of Series A preferred stock, which had a stated value of $2,400,000, were entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, and Michael Brown, one of our directors. In the Exchange, these preferred shareholders received convertible promissory notes (the “Exchange Notes”) with an aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock (the “Exchange Warrants”). The Exchange Notes bear interest at 1% per annum, mature three years from the date of issuance and are convertible into 450,281 shares of common stock at a fixed conversion price of $5.33. The Exchange Warrants have an exercise price of $5.08 and expire three years from issuance. There are no price-based anti-dilution provisions in the Exchange Notes or Exchange Warrants. Entities affiliated with Mariner Private Equity, LLC received Exchange Notes aggregating $1,650,000 and Exchange Warrants to purchase 642,840 shares of common stock and Michael Brown received Exchange Notes aggregating $750,000 and Exchange Warrants to purchase 292,200 shares of common stock. During 2010, entities affiliated with Mariner Private Equity, LLC received $16,500 in interest on the Exchange Notes and Michael Brown received $7,500 in interest on the Exchange Notes.

We used approximately $0.8 million of the net proceeds of the Follow-on Offering to pay accumulated dividends on our Series A preferred stock. We were obligated to pay all accrued, but unpaid, dividends on the Series A preferred stock in cash within three business days following the consummation of the Follow-on Offering. Of this amount, entities affiliated with Mariner Private Equity, LLC received approximately $166,375 and Michael Brown received approximately $75,625.

June 2009 Private Placement

On June 18, 2009, we issued and sold to a limited number of accredited investors in a private placement an aggregate of $3.8 million in principal amount of secured promissory notes (the “2009 Notes”) and warrants (the “2009 Warrants”) to purchase 285,000 shares of our common stock at an exercise price of $6.43 per share, expiring three years from the date of issuance (the “2009 Private Placement”). The 2009 Notes matured on January 5, 2011, and incurred simple interest at the rate of 10% per annum payable 365 days after the date of the 2009 Notes and at maturity. The 2009 Notes were secured by all of our assets. Each investor received 2009 Warrants equal to 0.075 shares for each $1.00 in principal amount of the 2009 Notes payable to the investor.

Within five business days after the earlier of (i) the date which is 365 days after the issuance date of the 2009 Notes and (ii) the date on which all principal and interest on the 2009 Notes is paid by us, we were obligated to issue to the holders of the 2009 Notes, additional warrants to purchase an aggregate number of shares of our common stock equal to the product obtained by multiplying (a) 7.5% of the aggregate principal amount of all 2009 Notes issued pursuant to the 2009 Private Placement by (b) a fraction, the numerator of which is the number of days (up to a maximum of 365) which have elapsed from the issuance date of the 2009 Notes until all principal and interest on the 2009 Notes has been paid by us (but not to exceed 365 days in any event) and the denominator is 365. All additional warrants issued in connection with the 2009 Private Placement will have the same exercise price and be in the same form as the 2009 Warrants, except that the exercise period shall be for three years commencing on the date of issuance thereof. Upon repayment of the 2009 Notes in February 2010, we issued to the noteholders an aggregate of 196,766 additional warrants to purchase shares of our common stock at an exercise price of $6.43 per share, expiring three years after the date of the warrants.

We used approximately $4.0 million of the net proceeds from the Follow-on Offering to repay all of the outstanding principal amount plus all accrued but unpaid interest on the 2009 Notes. The holders of such notes included certain of our directors or entities affiliated with them. In connection with the repayment of our 2009 Notes, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, was repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, was repaid $100,000 in principal amount plus all accrued but unpaid interest.

The following table summarizes the participation in the 2009 Private Placement by our current directors and their affiliates:

Name	Aggregate Consideration Paid	Principal Amount of Note	Initial Warrant Shares	Additional Warrant Shares
Michael J. Brown	$100,000	$100,000	7,500	5,178
XXL Investments, LLC(1)	$100,000	$100,000	7,500	5,178
Bicknell Family Holding Company, LLC(1)	$700,000	$700,000	52,500	36,247
Mariner Capital Ventures, LLC(1)	$700,000	$700,000	52,500	36,247

TOTAL:	$1,600,000	$1,600,000	120,000	82,850

(1)

The 2009 Notes were payable to and the 2009 Warrants are directly owned by XXL Investments, LLC, Bicknell Family Holding Company, LLC or Mariner Capital Ventures, LLC. As reported in the Schedule 13G jointly filed by the Mariner Reporters, the Mariner Reporters are acting as a group pursuant to Rule 13d-5(b)(1). Patrick Doherty, a current member of our board of directors, is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the 2009 Warrants.

November 2008 Private Placement

On November 12, 2008, we sold to a limited number of accredited investors in a private placement approximately 1,500 units at a price of $5,000 per unit, resulting in aggregate consideration of $7,567,230, consisting of $3,974,600 in cash and cancellation of $3,592,630 in principal amount of indebtedness and accrued interest (the “2008 Private Placement”). The purchase price for the units was payable either in cash or by cancellation of all principal and accrued interest on certain secured promissory notes we issued in 2008 (the “2008 Notes”), with the aggregate amount of principal and interest on such cancelled 2008 Notes being applied against the purchase price of the units on a dollar for dollar basis. Each unit consisted of (i) one share of our Series A preferred stock and (ii) a warrant to purchase 750 shares of our common stock exercisable at $6.40 per share, expiring three years from the date of issuance (the “2008 Warrants”). We issued 2008 Warrants to purchase an aggregate of 1,178,365 shares of our common stock at closing. Holders of the Series A preferred stock were entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock was not redeemed within twelve months after issuance or we breached a covenant set forth in the purchase agreement executed in connection with the 2008 Private Placement. Pursuant to the terms of our Series A preferred stock, at the option of the holder, we were obligated to redeem all of our outstanding Series A preferred stock if we raised $20 million or more in the Follow-on Offering. All of our outstanding shares of Series A preferred stock were redeemed in the Exchange (described above).

We also agreed to issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of shares of our common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants if all of the shares of Series A preferred stock were not redeemed prior to the date which was six months after the closing of the 2008 Private Placement. Thus, as of May 12, 2009, we issued additional warrants to purchase 589,184 shares of our common stock. If all of the shares of Series A preferred stock were not redeemed prior to November 12, 2009, we agreed to issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of our shares of common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants. As a result, because all of the shares of Series A preferred stock were not redeemed by November 12, 2009, warrants to purchase 589,183 additional shares of our common stock were issued.

The following table summarizes the participation in the 2008 Private Placement by our current directors and their affiliates:

Name	Aggregate Consideration Paid		Shares of Series A Preferred Stock	Initial Warrant Shares	Total Warrant Shares
Michael J. Brown	$750,000	(1)	150	112,500	225,000
XXL Investments, LLC(2)	$150,000	(1)	30	22,500	45,000
Bicknell Family Holding Company, LLC(2)	$1,350,000	(1)	270	202,500	405,000
Martin C. Bicknell(2)	$150,000	(1)	30	22,500	45,000

TOTAL:	$2,400,000		480	360,000	720,000

(1)	The aggregate consideration was paid in cash.
(2)

The Series A preferred stock were directly owned, and the 2008 Warrants are directly owned, by XXL Investments, LLC, Bicknell Family Holding Company, LLC or Martin C. Bicknell. As reported in the Schedule 13G jointly filed by the Mariner Reporters, the Mariner Reporters are acting as a group pursuant to Rule 13d-5(b)(1). Patrick Doherty, a current member of our board of directors, is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaimed beneficial ownership of the Series A preferred stock and disclaims beneficial ownership of the 2008 Warrants.

Code of Business Conduct and Ethics

Nexxus Lighting has set forth its policy on ethical behavior in a document called “Code of Business Conduct and Ethics.” This policy applies to the members of our Board of Directors and all employees, including (but not limited to) our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This policy comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the SEC. The text of this code of business conduct and ethics is posted on our internet site at www.nexxuslighting.com/investor_relations/, where we may also disclose any amendments to and waivers of the code.

PROPOSAL 1: ELECT SIX DIRECTORS

The Board has nominated six directors for election at the Annual Meeting to serve until the 2012 Annual Meeting of Stockholders, or until their successors are elected and qualified. All nominees are currently directors of Nexxus Lighting.

If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Michael A. Bauer President and CEO Age 46

Effective January 1, 2006, Mr. Bauer became our President and Chief Executive Officer. Mr. Bauer joined the Company in October 2004 as the Company’s Vice President of Sales & Marketing and served in that position through December 31, 2005. Mr. Bauer became a director of the Company in January 2006. Prior to joining the Company in 2004, Mr. Bauer served as an executive consultant to General Electric, Lighting Systems division and owned and operated Pro Lighting, Inc., a sports lighting systems supplier. From 2000 to 2002, he served as Vice President of Sales for Lighting Corporation of America, a nine-brand division of US Industries, Inc., based in Spartanburg, South Carolina and from 1998-2000 as Vice President of Sales for Cooper Lighting, a division of Cooper Industries (NYSE: CBE) based in Elk Grove Village, IL. From 1995 to 1998, Mr. Bauer oversaw the Lumark, McGraw-Edison and Cooper Utility brands for Cooper Lighting. Mr. Bauer began his career with General Electric’s Lighting Division in 1988 and held various roles in operations, product development and sales management.

The Board concluded that Mr. Bauer should continue to serve as a director of Nexxus in part due to his role as the Company’s President and Chief Executive Officer and his knowledge of the day-to-day operations of the Company obtained as a result of that role, as well as his extensive previous managerial experience in the lighting industry, which is relevant to the Company’s overall business.

Michael J. Brown Director Age 54

Mr. Brown became a director of the Company in March 2009. Mr. Brown co-founded Euronet Worldwide, Inc., a leading electronic payments provider, in 1994, and has served as its Chief Executive Officer ever since. He has also been Chairman of Euronet’s board of directors since 1997. In 1979, Mr. Brown founded Innovative Software, which merged in 1988 with Informix, a leading provider of advanced database software technology. During his time at Informix, Mr. Brown served as President and Chief Operating Officer as well as President of the workstation products division. In 1993, Mr. Brown was a founding investor of Visual Tools, a company that writes and markets component software for the Visual Basic and Visual C++ developer market. Sybase Software acquired Visual Tools in 1996. In addition to serving as Chairman of Euronet’s board of directors, Mr. Brown serves on the boards of Blue Valley Ban Corp. and Greater Kansas City Community Foundation. Mr. Brown received a Master of Science in molecular and cellular biology at the University of Missouri-Kansas City in 1997 and a Bachelor of Science in electrical engineering from the University of Missouri-Columbia in 1979.

The Board concluded that Mr. Brown should continue to serve as a director of the Company in part due to his experience as Chief Executive Officer and director of a publicly traded global electronic payments provider. This experience allows Mr. Brown to provide valuable insight to the Board on all matters facing the Company, from operational to strategic.

Patrick Doherty Director Age 44

Mr. Doherty became a director of the Company in September 2009. Mr. Doherty brings over 20 years of combined private equity, investment banking and mergers and acquisitions experience to the Board. Mr. Doherty has been President of Mariner Private Equity, LLC, a private equity and venture capital fund since 2007. From 1993 through February 2007, he was employed by A.G. Edwards & Sons, most recently as Managing Director and Group Head of the firm’s Consumer and Industrial Investment Banking Group. Mr. Doherty also served on the board of directors of Duckwall – Alco Stores, Inc. from June 2007 to March 2008 and Reliv International, Inc. from May 2007 to May 2009. Mr. Doherty received his Masters of Business Administration from the University of Chicago and his Bachelor of Science in Business Administration from Georgetown University.

The Board concluded that Mr. Doherty should continue to serve as a director of the Company in part due to his finance, investment, mergers and acquisitions and banking experience. He contributes broad-based knowledge in business strategy and capital markets to the Board and provides valuable insight to the Board on a variety of matters facing the Company.

Edgar Protiva Director Age 70

Mr. Protiva became a director of Nexxus Lighting in March 1994. He is currently engaged in selective merchant banking activities. From 1988 to 2000, he established and managed the North American office of Wendigo Inc., a foreign based equity and property investment company. From 1980 to 1990, he was a general partner of Pro Equities, a venture capital limited partnership which invested in semi-high tech privately-held companies. At Wendigo, Mr. Protiva engaged in developing business plans, served as Chief Financial Officer and Chief Executive Officer on an interim basis and was a member of the board of directors. Also in 1980, Mr. Protiva co-founded Montgomery Associates which offered economic analysis and financial planning for international projects, primarily in the Middle East. After selling his interests in Montgomery Associates, Mr. Protiva established KCL Associates to engage in various merchant banking activities. From 1968 to 1980, Mr. Protiva was engaged in commercial and international banking culminating as VP/Manager of the international division of Union Bank of California, and participating as a guest lecturer at the Institute of Banking and Finance at St. Mary’s College in California.

The Board concluded that Mr. Protiva should continue to serve as a director of Nexxus in part due to his extensive knowledge of the Company having been a director since 1994, which brings historic knowledge and continuity to the Board, and his operational expertise obtained from his management experience at his previous companies, which is relevant to the Company’s overall business and the Board’s oversight of management.

Chris Richardson Director Age 66

Mr. Richardson became a director of the Company in March 2009. Mr. Richardson served as Chairman, President and Chief Executive Officer of Schneider Electric’s North American Operating Division, which included the Square D brand of electrical distribution products, from 1999 until retiring in 2004. Mr. Richardson continued to serve as a director on the Schneider Electric SA (Paris Stock Exchange: SU.PA) board of directors until 2006. Prior to being named Chief Executive Officer of Schneider Electric’s North American Operating Division, Mr. Richardson served as President and Chief Operating Officer from 1997 to 1999 and Vice President of Operations from 1995 to 1997. Mr. Richardson has also served as Vice President and General Manager for Square D’s UPS Strategic Business Segment and as President of EPE Technologies. Mr. Richardson is a U.S. Air Force/Vietnam War Veteran and graduated with a Bachelor of Science from Iowa State University in 1971.

The Board concluded that Mr. Richardson should continue to serve as a director of the Company in part due to his extensive and varied senior management leadership experience and accomplishments gained through his career, including his executive experience at Schneider Electric. Mr. Richardson’s operations expertise provides deep knowledge and insight to the Company’s overall business.

William Yager Director Age 63

Mr. Yager became a director of the Company in September 2009. Mr. Yager serves as the Chairman of our Audit Committee. Mr. Yager is currently Executive Vice President and a member of the board of directors of Carter-Waters, LLC, a construction distribution company. From 2006 through 2007, Mr. Yager was an independent financial consultant. From 2000 through 2005, he was Vice President and Chief Financial Officer of Bushnell Performance Optics, with overall responsibility for the financial and international operations of its consumer sporting goods and premium eyewear business. Prior to that, Mr. Yager served as Chief Financial Officer and later President and Chief Operations Officer of The Rival Company, a manufacturer of consumer household products. Mr. Yager is a certified public accountant. He received his Masters of Business Administration from Golden Gate University and his Bachelor of Science in Business Administration from the University of Missouri.

The Board concluded that Mr. Yager should continue to serve as a director of the Company due to his experience as a financial leader with the skills necessary to contribute to our Board and lead our Audit Committee. His prior service as a chief financial officer as well as his executive experience at his previous companies make him a valuable asset. Mr. Yager’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SIX NOMINEES FOR DIRECTOR.

PROPOSAL 2: APPROVE AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE

AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors of the Company is recommending that the stockholders approve an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of common stock, as described below.

Summary of Amendment

The Board has approved, and is hereby soliciting stockholder approval of, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 25,000,000 shares to 30,000,000 shares. The number of authorized shares of the Company’s preferred stock will not be affected. As of March 1, 2011, none of our 5,000,000 currently authorized shares of preferred stock were issued and outstanding.

The text of the proposed amendment to the first sentence of the fourth paragraph of our Certificate of Incorporation is as follows:

“FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is Thirty Million (30,000,000) shares of Common Stock, each share having $.001 par value, and Five Million (5,000,000) shares of Preferred Stock, each share having $.001 par value.”

We currently have 25,000,000 shares of our common stock authorized for issuance. On the record date, [—] shares of our common stock were issued and outstanding and [—] shares of our common stock were reserved for issuance upon the exercise of options, warrants, convertible securities and other rights to acquire our common stock.

We believe the current number of authorized but unissued shares of Common Stock may not be sufficient to enable us to respond to all of the potential business and financing opportunities that may present themselves in the future. Accordingly, our Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of authorized but unissued shares of our common stock. Our Board of Directors also believes that an increase in the number of authorized but unissued shares of our common stock will provide the Company with greater flexibility to issue common stock for corporate purposes that may be identified by our Board of Directors from time to time, such as stock dividends (including stock splits in the form of stock dividends), financings, acquisitions, strategic business relationships, strategic investments and the solicitation and compensation of key personnel. The authorized shares of common stock in excess of those issued or reserved for issuance will be available for issuance at such times and for such corporate purposes as our Board of Directors may deem advisable without further action by our stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which our securities may be listed or traded.

The Board will determine whether, when and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under our Certificate of Incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the NASDAQ Capital Market or any other stock market or exchange on which our common stock may then be listed. We have no arrangements, agreements, understandings, or plans at the current time for the issuance or use of the additional shares of common stock proposed to be authorized.

The increase in our authorized common stock will not have any immediate effect on the rights of our existing stockholders. The additional shares of common stock, if issued, would have the same rights and privileges as the shares of common stock now issued. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. The holders of our common stock have no preemptive rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future.

Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in authorized shares is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

The proposed increase in the authorized shares of our common stock would become effective immediately upon the filing of an amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. We expect to file the amendment with the Secretary of State of the State of Delaware promptly upon approval by our stockholders.

Required Vote

The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to approve the amendment to our Certificate of Incorporation in this Proposal 2. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3: RATIFY APPOINTMENT OF INDEPENDENT AUDITORS FOR 2011

We are asking you to ratify the Board’s appointment of McGladrey & Pullen, LLP, independent registered public accountants, as our independent auditors for fiscal year 2011. The Audit Committee recommended the selection of McGladrey & Pullen, LLP to the Board. McGladrey & Pullen, LLP has served as our independent auditors since July 7, 2010. Cross, Fernandez & Riley, LLP served as our independent auditors for the fiscal year ended December 31, 2009.

On June 21, 2010, the Audit Committee approved the engagement of McGladrey & Pullen, LLP (“McGladrey”) as the Company’s independent registered public accounting firm for the year ending December 31, 2010, subject to completion of McGladrey’s prospective client evaluation process. McGladrey informed the Company that it completed its prospective client evaluation process on July 7, 2010.

During the Company’s fiscal years ended December 31, 2009 and December 31, 2008 and from January 1, 2010 through July 7, 2010, neither the Company nor anyone on its behalf consulted McGladrey regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that McGladrey concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

On July 8, 2010, the Audit Committee dismissed Cross, Fernandez & Riley, LLP (“CFR”) as the Company’s independent registered public accounting firm.

The reports of CFR on the consolidated financial statements of the Company for the years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2009 and December 31, 2008 and from January 1, 2010 through July 7, 2010, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with CFR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to CFR’s satisfaction, would have caused CFR to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K.

The Company provided CFR with a copy of the disclosure related to its dismissal and requested CFR to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not CFR agrees with the statements by the Company. A copy of CFR’s letter dated July 9, 2010 was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-k filed with the SEC on July 12, 2010.

Representatives of McGladrey & Pullen, LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE INDEPENDENT AUDITORS FOR NEXXUS LIGHTING.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP and Cross, Fernandez & Riley, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by McGladrey & Pullen, LLP and Cross, Fernandez & Riley, LLP during those periods.

	2010	2009
Audit fees:[1]	$175,000	$171,824

Audit related fees:	–	–

Tax fees:[2]	18,000	158

All other fees:	–	–

Total	$193,000	$171,982

(1)

Audit fees consisted principally of services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the years ended December 31, 2010 and 2009 and for review of other documents filed with the SEC during those fiscal years.

(2)	Tax fees consisted principally of corporate income tax compliance and reporting and global tax planning services for the years ended December 31, 2010 and 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit and review work performed on the annual and quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, review of SEC filings, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 112; and

•

The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board No 1., Independence Discussions with the Audit Committee) and discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

William Yager

Edgar Protiva

Chris Richardson

Other Matters

Management does not know of any matters to be presented for action at the meeting other than the election of directors, the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000 and the ratification of the independent auditors as further described in the Notice of Annual Meeting of Stockholders. However, if any other matters come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

We file annual, quarterly and current reports and other information with the SEC. You may read our SEC filings over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy documents at the SEC’s public reference room at Room 1580, 100 F Street, NE, Washington, D.C. 20549.

We are delivering our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with this proxy statement, form of proxy and notice of annual meeting of stockholders. Upon request, we will provide copies of the exhibits to the Annual Report on Form 10-K at no additional cost. All requests for copies should be directed to our Chief Financial Officer at Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

Information About Stockholder Proposals

Any stockholder who desires to present a proposal qualified for inclusion in our proxy materials relating to our 2012 Annual Meeting must forward the proposal to the Corporate Secretary at the address set forth below in time to arrive at our offices no later than December [15], 2011. This deadline will change in accordance with the rules and regulations promulgated by the SEC if the date of the 2012 Annual Meeting is 30 calendar days earlier or later than May 24, 2012. The notice provided by the stockholder must contain:

•	a complete and accurate description of the proposal;

•

a statement that the stockholder (or the stockholder’s legal representative) intends to attend the meeting and present the proposal and that the stockholder intends to hold of record securities entitled to vote at the meeting through the meeting date;

•	the stockholder’s name and address and the number of shares of our voting securities that the stockholder holds of record and beneficially as of the notice date; and

•	a complete and accurate description of any material interest of such stockholder in such proposal.

Stockholders who intend to present a proposal at the Company’s 2012 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than February [27], 2012.

All stockholder proposals are subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (regardless of whether included in the proxy materials), and applicable Delaware law.

If you wish to submit a stockholder proposal for the 2012 Annual Meeting of Stockholders or if you would like a copy of our Bylaws (without charge), please write to the Corporate Secretary, Nexxus Lighting, 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

Communications to the Board

Stockholders may communicate with the Nexxus Lighting Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

By order of the Board of Directors,

Michael A. Bauer,

President and Chief Executive Officer

April [13], 2011

Annex A

AUDIT COMMITTEE FOR THE BOARD OF DIRECTORS

NEXXUS LIGHTING, INC.

CHARTER

Organization

There shall be an independent committee of the board of directors of Nexxus Lighting, Inc. (the “Company”) to be known as the audit committee. This charter governs the operations of the audit committee. The audit committee shall be composed of at least three directors each of whom must:

•

meet all “independence” and qualification requirements of the rules and regulations of the Nasdaq Stock Market, as such rules and regulations may be amended or supplemented from time-to-time, or the rules and regulations of such other exchange or inter-dealer quotation system on which the Company’s common stock is then traded;

•	meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”);

•	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•	be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, at least one member of the audit committee must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background that results in such individual’s financial sophistication including, but not limited to, being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities, or who otherwise qualifies as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (“SEC”). No member of the audit committee may accept any consulting, advisory, or other compensatory fee from the Company other than for board service, and no member of the audit committee may be an affiliated person (as defined in SEC rules) of the Company.

Statement of Policy

The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, the Company’s financial and accounting personnel, and management of the Company.

Responsibilities

The primary responsibility of the audit committee is to oversee the financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The audit committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

In carrying out these responsibilities, the audit committee will:

•

Appoint, compensate, retain and oversee the work of the independent auditors. The independent auditors shall report directly to the audit committee, and the audit committee shall resolve any disagreements between management and the independent auditors regarding financial reporting.

•

Ensure that the independent auditors submit annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, as such standard may be amended or supplemented from time to time, discuss with the independent auditors any such relationships or services provided by the independent auditors and their impact on the objectivity and independence of the independent auditors and take, or recommend that the full board take, appropriate action to oversee the independence of the independent auditors.

•

Meet with the independent auditors to discuss the overall scope and plans of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•

Approve, in advance, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to a subcommittee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decision of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

•

Review with the independent auditors, the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the audit committee periodically should review Company policy statements to determine their adherence to the code of conduct.

•

Once the Company is subject to Section 404 of the Sarbanes-Oxley Act of 2002, review and discuss with management and the independent auditors the Company’s internal controls report and the independent auditors’ attestation of the report prior to filing of the Company’s Annual Report on Form 10-K.

•

Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•

Review the interim financial statements and the related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Critical Accounting Policies,” and “Controls and Procedures” with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the audit committee shall discuss the results of the quarterly review and any other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards. The chair of the audit committee may represent the entire audit committee for the purposes of this review.

•

Review the financial statements to be included in the annual report on Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders, including their judgment about quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements and related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Critical Accounting Policies,” and “Controls and Procedures.” Any changes in accounting principles should be reviewed. Also, the audit committee shall discuss the results of the annual audit and any other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards. The audit committee shall recommend to the board of directors whether the audited financial statements should be included in the Form 10-K.

•

Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•

Review and discuss with management and the independent auditors any major issues as to the adequacy of the Company’s internal control over financial reporting, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•

Review disclosures made to the audit committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•

Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Pre-approve all related party transactions as required by applicable law and regulations.

•	Review accounting and financial human resources and succession planning within the Company.

•

Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each audit committee meeting with, the board of directors. Annually prepare a report to shareholders as required by SEC regulations. The report should be included in the Company’s annual proxy statement.

•

Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel and other advisors (collectively, “Advisors”) for this purpose if, in its judgment, that is appropriate. The Company shall provide funding, as determined by the audit committee, for payment of (i) compensation to the independent auditors, (ii) compensation to any Advisors employed by the audit committee and (iii) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

•	Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61- Communication with Audit Committees, as amended.

•

Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

NEXXUS LIGHTING, INC.

Proxy for 2011 Annual Meeting of Stockholders to be held on May 24, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Nexxus Lighting, Inc. hereby constitutes and appoints Michael A. Bauer, as attorney and proxy, with the full power to appoint a substitute, and hereby authorizes him to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Nexxus Lighting, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Nexxus Lighting, Inc. to be held Tuesday, May 24, 2011, or at any and all adjournments or postponements thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

NEXXUS LIGHTING, INC.

May 24, 2011

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2011:

The notice of meeting, proxy statement, proxy card and Nexxus Lighting, Inc.’s 2010 annual report to stockholders are available at www.nexxuslighting.com/investor_relations/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To vote for election of the following nominees as directors to hold office for one-year terms or until their successors are elected and qualified.			2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐

			NOMINEES:
☐	FOR ALL NOMINEES	O O	Michael A. Bauer Michael J. Brown	3.	To ratify the appointment of McGladrey & Pullen, LLP as independent auditors for 2011.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Patrick Doherty	4.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

	.	O O	Edgar Protiva Chris Richardson
☐	FOR ALL EXCEPT (See instructions below)	O	William Yager
					This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION, AND THE PROXY HOLDER WILL VOTE ON ANY MATTER UNDER PROPOSAL NO. 4 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.